UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2016

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-32663	86-0812139
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 East Basse Road, Suite 100

San Antonio, Texas 78209

(Address of principal executive offices)

Registrant’s telephone number, including area code: (210) 832-3700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On January 7, 2016, Clear Channel Outdoor Holdings, Inc. (the “Company”) closed two transactions involving the sale by its Americas Outdoor segment of five non-strategic outdoor markets to Lamar Advertising Company for an aggregate purchase price of $458.5 million.

The first transaction involved the sale of the Company’s Reno, NV, Seattle/Tacoma, WA, and Des Moines, IA markets. For the twelve months ended September 30, 2015, these markets generated $40.9 million in net revenues and $18.9 million in OIBDAN. The second transaction involved the sale of the Company’s Cleveland, OH and Memphis, TN markets, which generated $35.6 million in net revenues and $17.8 million in OIBDAN for the twelve months ended September 30, 2015. The aggregate purchase price of $458.5 million represents a blended multiple of 12.5x of the five markets’ OIBDAN for the twelve months ended September 30, 2015. Following these transactions, the Company’s Outdoor Americas segment will have operations in 44 of the top 50 U.S. markets.

OIBDAN is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. The Company defines OIBDAN as operating income adjusted to exclude depreciation and amortization, impairment charges and other operating (income) expense. The Company uses OIBDAN to, among other things, evaluate the Company’s operating performance. OIBDAN does not represent and should not be considered an alternative to operating income, as determined under GAAP. The table below provides a reconciliation of OIBDAN to operating income, the most directly comparable GAAP measure, for the trailing twelve months ended September 30, 2015:

	First Transaction	Second Transaction
(in thousands)	Des Moines, Reno, and Seattle	Cleveland and Memphis	Total
Operating Income	$13,618	$11,491	$25,109

Add back:
Depreciation and amortization	5,213	7,364	12,577
Impairment charges	—	—	—
Other operating (income) expense	95	(1,090)	(995)

OIBDAN	$18,926	$17,765	$36,691

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

Date: January 7, 2016	By:	/s/ Scott D. Hamilton
Scott D. Hamilton
Senior Vice President, Chief Accounting Officer and Assistant Secretary

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